Exhibit 23.3
December __, 2010
US AIRWAYS INC.
111 West Rio Salado Parkway
Tempe, Arizona 85281

Re:	Preliminary Prospectus Supplement, dated December __, 2010, to the Prospectus dated December 3, 2009, included in Registration Statement No. 333-163463 of US Airways Group, Inc.
Ladies and Gentlemen:
We consent to the use of the report, dated as of November 29, 2010 prepared by us with respect to the aircraft referred to in the Preliminary Prospectus Supplement referred to above, to the summary of such report in the text under the headings “Prospectus Supplement Summary—Equipment Notes and the Aircraft”, “Risk Factors—Risk Factors Relating to the Certificates and the Offering—The appraisals are only estimates of aircraft value” and “Description of the Aircraft and the Appraisals—The Appraisals” in such Preliminary Prospectus Supplement and to the references to our name under the headings “Description of the Aircraft and the Appraisals—The Appraisals” and “Experts” in such Preliminary Prospectus Supplement. We also consent to such use, summary and references in the Final Prospectus Supplement relating to the offering described in such Preliminary Prospectus Supplement, to the extent such use, summary and references are unchanged.

Sincerely,

BK ASSOCIATES, INC.

John F. Keitz
President
ISTAT Senior Certified Appraiser